Exhibit 99.1

NOT FOR IMMEDIATE RELEASE

Dakota Plains HOLDINGS, INC. TO LIST ON NYSE MKT

Shares to Begin Trading on June 17, 2014

Symbol Remains “DAKP”

WAYZATA, Minnesota, (June 12, 2014) — Dakota Plains Holdings, Inc. (“Dakota Plains”), (OTCQB: DAKP) announced today that its shares of common stock have been approved for listing on the NYSE MKT exchange and that trading is expected to commence on June 17, 2014. The Company's ticker will remain “DAKP” and, upon listing its shares on the NYSE MKT, Dakota Plains will withdraw its shares from quotation on the OTCQB exchange.

“We have been focused on improving Dakota Plains’ business structure, strengthening its balance sheet and enhancing liquidity for stockholders, and today’s listing is a significant milestone in that process,” said Craig McKenzie, Chairman and CEO of Dakota Plains. “Stepping up to a national exchange will heighten our profile in the capital markets and give us an important opportunity to broaden our stockholder base and increase daily trading liquidity.”

“We welcome Dakota Plains Holdings to the NYSE MKT family of listed companies and look forward to having a long term partnership with them,” said Scott Cutler, Executive Vice President, Global Listings at NYSE. “Dakota Plains Holdings will be joining other growth-oriented companies taking advantage of the NYSE’s advanced and innovative market model to offer a premier value for listing and trading their stocks.”

About Dakota Plains Holdings, Inc.

Dakota Plains is an integrated midstream energy company, which competes through its 50/50 joint ventures to provide customers with crude oil offtake services that include marketing, transloading and trucking of crude oil and related products. Direct and indirect assets include a proprietary trucking fleet, over 1000 railroad tank cars, and the Pioneer Terminal transloading facility centrally located in Mountrail County, North Dakota, for Bakken and Three Forks related E&P activity. For more information please visit the corporate website:  www.dakotaplains.com.

Cautionary Note Regarding Forward Looking Statements

This announcement contains forward-looking statements that reflect the current views of Dakota Plains, including, but not limited to, statements regarding our future growth and plans for our business and operations. We do not undertake to update our forward-looking statements. These statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of lack of diversification, dependency upon strategic relationships, dependency on a limited number of major customers, competition for the loading, marketing and transporting of crude oil and related products, difficulty in obtaining additional capital that will be needed to implement business plans, difficulties in attracting and retaining talented personnel, risks associated with building and operating a transloading facility, changes in commodity prices and the demand for crude oil and natural gas, competition from other energy sources, inability to obtain necessary facilities, difficulty in obtaining crude oil to transport, increases in our operating expenses, an economic downturn or change in government policy that negatively impacts demand for our services, penalties we may incur, costs imposed by environmental laws and regulations, inability to obtain or maintain necessary licenses, challenges to our properties, technological unavailability or obsolescence, and future acts of terrorism or war, as well as the threat of war and other factors described from time to time in the company’s reports filed with the U.S. Securities and Exchange Commission.

For more information, please contact:

Company Contact	Investor and Media Contact
Tim Brady, CFO	Dan Gagnier, Sard Verbinnen
tbrady@dakotaplains.com	DGagnier@sardverb.com
Phone: 952.473.9950	Phone: 212.687.8080
www.dakotaplains.com	www.sardverb.com

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